CPI Aerostructures, Inc. S-3

 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of CPI Aerostructures, Inc. on Form S-3 of our report dated March 8, 2017, on our audits of the financial statements of CPI Aerostructures, Inc. as of December 31, 2016 and 2015, and for each of the three years ended December 31, 2016, and the effectiveness of internal control over financial reporting of CPI Aerostructures, Inc. as of December 31, 2016, which reports are included in the Annual Report on Form 10-K of CPI Aerostructures, Inc. for the year ended December 31, 2016. We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

Jericho, New York

August 22, 2017